Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date among SILICON VALLEY BANK, a California corporation (“SVB”), COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company (“HTF”), and VENTURE LENDING & LEASING V, INC., a Maryland corporation (“VLL”), on the one side, and ENTEROMEDICS INC, a Delaware corporation (“Borrower”), on the other, provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loans.

(a) Initial Term Loans. Subject to the terms and conditions of this Agreement, during the Initial Draw Period, SVB and VLL each agrees, severally and not jointly, to make one term loan available to Borrower in the amount of such Lender’s Term Loan Commitment Amount (each a “Term Loan”), and the Borrower agrees to borrow such Term Loans.

(b) Additional Term Loan. Subject to the terms and conditions of this Agreement, during the Additional Draw Period, upon Borrower’s Enterprise Coverage Ratio becoming equal to or less than the Maximum Enterprise Coverage Ratio (the “Enterprise Coverage Milestone”) and provided that Borrower’s Enterprise Coverage Ratio is equal to or less than the Maximum Enterprise Coverage Ratio on the Funding Date of the Additional Term Loan, HTF agrees to make one term loan available to Borrower in the amount of HTF’s Term Loan Commitment Amount (the “Additional Term Loan”, a “Term Loan”, and collectively with SVB’s Term Loan and VLL’s Term Loan, the “Term Loans”), and the Borrower agrees to borrow the Additional Term Loan. Borrower agrees to provide each of HTF, SVB and VLL with immediate written notice of Borrower’s Enterprise Coverage becoming equal to or less than the Maximum Enterprise Coverage Ratio.

(c) Interest Payments. Commencing on the Payment Date of the first month following the month in which the Funding Date occurs for a Term Loan and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest on such Term Loan, in arrears, at the rate set forth in Section 2.3.

(d) Repayment. Borrower shall repay each Term Loan in 30 consecutive equal monthly payments, each consisting of the interest required to be paid with respect to such Term Loan pursuant to subsection “c” above plus a portion of the principal of such Term Loan, in the amount necessary to fully amortize such Term Loan over such period (such amount to be calculated by Facility Agent), commencing on July 1, 2009 (the “Term Loan Amortization Date”) and continuing on the Payment Date of each month thereafter until December 1, 2011 (the “Term Loan Maturity Date”) on which date the entire unpaid principal balance of such Term Loan, plus the Final Payment with respect to such Term Loan, plus any and all accrued and unpaid interest with respect to such Term Loan, and plus all other sums, if any, that shall have become due and payable hereunder with respect to such Term Loan, shall be paid. The Term Loans may only be prepaid in accordance with Sections 2.1.1(e) and 2.1.1(f). After repayment, the Term Loans may not be re-borrowed.

(e) Mandatory Prepayment Upon an Acceleration. If all or a portion of any Term Loan becomes due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, on the date that it has become due and payable according to the terms hereof Borrower shall pay to the Lender to which such Term Loan is owed, in addition to any other sums owing, a fee equal to the Make-Whole Premium with respect to such Term Loan, plus the Final Payment with respect to such Term Loan. Without limitation on the fact that such amounts shall be due as set forth in the preceding sentence, such amounts shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

(f) Permitted Prepayment of Loans. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to each Lender of Borrower’s election to prepay the Term Loans at least ten (10) but not more than thirty (30) days prior to such prepayment, and (ii) pays to Lenders, on the date of such prepayment (A) all outstanding principal plus accrued interest of the Term Loans, (B) a fee equal to the Make-Whole Premium with respect to each Term Loan, (C) the Final Payment with respect to each Term Loan, plus (D) all other sums, if any, that shall have become due and payable. Without limitation on the fact that such Make-Whole Premiums and Final Payments shall be due on the date of the prepayment, such amounts shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

(g) Payment Instructions for HTF and VLL Term Loans. Regularly scheduled payments of principal and interest of the Term Loan made by VLL and each Final Payment with respect thereto shall be effected by VLL by automatic debit of the appropriate funds from the Designated Deposit Account. In further of the foregoing, Borrower will: (i) authorize VLL to initiate debit entries to the Designated Deposit Account through Automated Clearinghouse (“ACH”) transfers, in order to satisfy regularly scheduled payments of principal, interest and Final Payments; (ii) provide VLL at least thirty (30) days notice of any change in the Designated Deposit Account; and (iii) grant VLL any additional authorizations necessary to begin ACH debits from a new account which becomes the Designated Deposit Account. Borrower shall make payments to HTF via wire transfer as follows:

Payment via wire transfer to Horizon:
Credit:	Compass Horizon Funding Company LLC / Horizon Credit I LLC
Bank Name:	U.S. Bank National Association
Bank Address:	P.O. Box 643857 Cincinnati OH 45264-3857
Account No.:	Lockbox No.: 153910632600
ABA Routing No.:	123000848
Reference:	EnteroMedics Invoice #

(h) Secured Promissory Notes. Borrower’s obligations to pay each Lender its Term Loan, and interest thereon, shall, at the option of such Lender, be further evidenced by a secured promissory note in the form attached as Exhibit C hereto in favor of such Lender (each a “Secured Promissory Note”). As of the Effective Date, HTF and VLL are each requiring such a Secured Promissory Note, but SVB is not. The Borrower irrevocably authorizes each Lender to make or cause to be made, at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, with an appropriate indemnity in favor of Borrower, the Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor. Nothing in the Secured Promissory Notes shall be deemed to limit any of the terms or provisions of this Agreement or any of the other Loan Documents, and all of Lenders’ rights and remedies hereunder, under the Secured Promissory Notes, and under the Loan Documents are cumulative. In case of any conflict between the terms of the Secured Promissory Notes and this Agreement, this Agreement shall control.

(i) Definition of “Lenders”. In this Agreement, SVB and VLL are each individually referred to as a “Lender” and are referred to collectively as the “Lenders”. In addition, (i) as of the Effective Date and continuing until the end of the Additional Draw Period, HTF also shall be individually referred to as a “Lender”, and be referred to collectively with SVB and VLL as the “Lenders”, in all provisions of this Agreement other than Sections 8.6, 9.1(a), 9.1(d), 9.1(e), 9.1(h) through 9.1(k), 9.2, and 9.3, for which references to “Lender” and “Lenders” shall not include HTF, (ii) if HTF has not made the Additional Term Loan by the end of the Additional Draw Period, then from the end of the Additional Draw Period forward, without the need for any notice, consent or other action, HTF shall be deemed not included in references to “Lender” and “Lenders” in any provisions of this Agreement other than Sections 2.4(a), 2.4(c) (but only with respect to Lenders Expenses incurred prior to such date), 11, 12.2, 12.8 and 12.9, for which references to “Lender” and “Lenders” shall be deemed to continue to include HTF, and (iii) if HTF makes the Additional Term Loan by the end of the Additional Draw Period, then from the date HTF makes the Additional Term Loan forward, without the need for any notice, consent or other action, HTF shall be deemed included in references to “Lender” and “Lenders” in all provisions of this Agreement.

2.2 Several Obligations. Each of the Lender’s obligations to make its Term Loan is several and in no event shall any Lender be responsible for the failure of any other Lender to make a Term Loan to be made by such other Lender.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amounts outstanding under the Term Loans shall accrue interest at a fixed per annum rate equal to (i) the sum of twelve percent (12.0%) plus the applicable LIBOR Margin through the date immediately prior to the Term Loan Amortization Date, and (ii) the sum of eleven percent (11.00%) plus the applicable LIBOR Margin on and after the Term Loan Amortization Date; which interest shall be payable monthly in accordance with Section 2.3(f) below. For purposes of the foregoing, the LIBOR Margin to be used in determining the fixed interest rates applicable to the Term Loans made by SVB and VLL shall calculated differently than the LIBOR Margin to be used in determining the fixed interest rates applicable to the Additional Term Loan. For purposes of the Term Loans made by SVB and VLL, “LIBOR Margin” shall mean the percentage points (or fraction thereof), if any, by which the one month “London interbank offered rate, or Libor”, as reported in the Money Rates section of the Wall Street Journal published on the fifth Business Day prior to the earliest Funding Date of the Term Loans made by SVB and VLL, exceeds 2.46%. For purposes of the Additional Term Loan, “LIBOR Margin” shall have the same meaning as in the prior sentence except that the one month “London interbank offered rate, or Libor”, shall be as reported in the Money Rates section of the Wall Street Journal published on the fifth Business Day prior to the Funding Date of the Additional Term Loan. As examples applicable to the Term Loans made by SVB and VLL and the Additional Term Loan, if on the applicable date such London interbank offered rate is equal to or less than 2.46%, then the LIBOR Margin shall be zero and the fixed per annum interest rate applicable to the Term Loans shall be 12% until the Term Loan Amortization Date and 11% after the Term Loan Amortization Date, but if on such date such London interbank offered rate is 2.54%, then the LIBOR Margin shall be 0.08 percentage points and the fixed per annum interest rate applicable to the Term Loans shall be 12.08% until the Term Loan Amortization Date and 11.08% after the Term Loan Amortization Date. Facility Agent shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Loans in accordance with the foregoing.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

(c) [Reserved].

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Borrower authorizes each Lender to debit Borrower’s deposit accounts, including without limitation the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes any Lender pursuant to the Loan Documents. These debits shall not constitute a set-off.

(f) Payments. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including without limitation Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Interest on an Obligation that is not paid when due shall bear interest at the same rate as the principal thereof.

2.4 Fees. Borrower shall pay to Lenders:

(a) Commitment Fee. On the Effective Date, a fully earned, non-refundable commitment fee of $125,000 to be shared between the Lenders pursuant to their respective Commitment Percentages. Lenders and Borrower agree that the balance of the $75,000 deposit paid by Borrower to Lenders pursuant to the October 8, 2008 proposal letter remaining after payment of the Lender Expenses shall be applied to such commitment fee.

(b) Late Payment Fee. If Borrower is late in making any payment of principal, interest, Make-Whole Premium, or Final Payment under this Agreement by more than five (5) Business Days, Borrower agrees to pay a late charge of five percent (5%) of the unpaid amount due, but not less than fifty dollars ($50.00) for any one such delinquent payment. This late charge may be charged by the Lenders for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Agreement and represents a fair and reasonable estimate of the costs that will be sustained by Lenders due to the failure of Borrower to make timely payments. Borrower further agrees that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the rights of Lenders to collect any other amounts provided to be paid or to declare an Event of Default under this Agreement or any of the other Loan Documents or from exercising any other rights and remedies of Lenders.

(c) Lender Expenses. All Lender Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, upon demand.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. The obligation of each of SVB and VLL to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or shall have delivered, in form and substance satisfactory to Lenders, such documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which it is a party;

(b) duly executed original signatures to the Warrants (other than the Additional Term Loan Warrant;

(c) duly executed original signatures to the Control Agreements required pursuant hereto;

(d) its Operating Documents and good standing certificates of Borrower certified by the Secretary of States of the States of Delaware and Minnesota as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) a payoff letter from VLL and VLL4;

(g) certified copies, dated as of a recent date, of financing statement searches, as Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) the Perfection Certificate executed by Borrower;

(i) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(j) a copy of its Investors’ Rights Agreement and any amendments thereto;

(k) the insurance policies and/or endorsements required pursuant to Section 6.5 hereof; and

(l) payment of the fees and Lender Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to Additional Term Loan. HTF’s obligation to make the Additional Term Loan is subject to the condition precedent that Borrower shall have delivered the following to HTF:

(a) duly executed original signature to the Secured Promissory Note in favor of HTF;

(b) current good standing certificates of Borrower certified by the Secretary of States of the States of Delaware and Minnesota;

(c) certified copies, dated as of a recent date, of financing statement searches, as Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released; and

(d) a warrant (“Additional Term Loan Warrant”) granting HTF the right to purchase up to Four Hundred Ninety-Five Thousand and 00/100 Dollars ($495,000) of the class or securities of stock of Borrower upon the same terms and conditions as set forth in the Warrant issued to HTF on the date hereof.

3.3 Conditions Precedent to all Credit Extensions. Each Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) a Material Adverse Change has not occurred.

3.4 Covenant to Deliver.

Borrower agrees to deliver to each Lender each item required to be delivered to such Lender under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by a Lender of any such item shall not constitute a waiver by such Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in a Lender’s sole discretion.

3.5 Procedures for Borrowing.

(a) Term Loans. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loans set forth in this Agreement, to obtain a Term Loan, Borrower shall notify the applicable Lender (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time at least five (5) Business Days prior to the date the Term Loan is to be made. Together with any such electronic or facsimile notification, Borrower shall deliver to such Lender by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. A Lender may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee. On the Funding Date, the Lender making the Term Loan shall credit and/or transfer (as applicable) an amount equal to such Term Loan to Borrower’s Designated Deposit Account.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants to the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lenders’ Liens under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify each Lender in a writing signed by Borrower of the general details thereof and grant to Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lenders.

If this Agreement is terminated, Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as all Lenders’ obligations to make Credit Extensions have terminated, each Lender agrees, at Borrower’s sole cost and expense, to release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Lenders to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect each Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lenders under the Code.

4.3 Security Interest in Excluded Collateral. As of the Effective Date, the Excluded Collateral is excluded from the Collateral for which Borrower has granted Lenders a security interest. If Borrower shall ever fail to have Five Months Remaining Liquidity, then the Excluded Collateral shall from that time forward (automatically, without the need for any notice or other action) be deemed to be included within the definition of “Collateral” hereunder and, without limiting the generality of the foregoing, (a) Borrower shall be deemed to have granted Lenders a security interest in, and pledged to Lenders, the Excluded Collateral to secure the payment and performance of all Obligations, (b) Borrower shall execute any further instruments and take further actions as Lenders reasonably request to perfect or protect Lenders’ security interest in the Excluded Collateral, including, without limitation, by executing and delivering to Lenders an Intellectual Property Security Agreement in the form of that attached hereto as Exhibit D (and completing/updating the exhibits thereto), and (c) without limitation on Borrower’s obligation to execute and deliver the Intellectual Property Security Agreement, if Borrower fails to do so within five (5) days after Lenders’ written request, any Lender may execute the Intellectual Property Security Agreement on Borrower’s behalf and in Borrower’s name as Borrower’s attorney-in-fact. Borrower shall include in each Compliance Certificate provided to Lenders a calculation showing whether Borrower has Five Months Remaining Liquidity as of the end of the month to which the Compliance Certificate applies.

4.4 Agent for Control of Collateral Accounts. Borrower acknowledges that Lenders have appointed Facility Agent to enter into Control Agreements, as collateral agent for the Lenders, with respect to certain of Borrower’s Collateral Accounts. For purposes of clarity (and not in limitation on Lenders’ right to appoint agents for other security interest perfection purposes without the consent or confirmation by Borrower), Borrower hereby grants to the Facility Agent, for the benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in Borrower’s Collateral Accounts, whether now owned or hereafter acquired or arising.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and agrees in favor of Lenders as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to SVB for the benefit of Lenders a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower agrees that although the Perfection Certificate is addressed, and was delivered, to SVB, it is nonetheless deemed to also be addressed and delivered to the Lenders and the representations, warranties and agreements therein are deemed made for the benefit of the Lenders. Borrower represents and warrants to Lenders that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify each Lender of such occurrence and provide each Lender with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts other than the Collateral Accounts with SVB, the Collateral Accounts, if any, described in the Perfection Certificate delivered to SVB for the benefit of Lenders in connection herewith, or of which Borrower has given each Lender notice and taken such actions as are necessary to give Lenders a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of the Lenders and such bailee must execute and deliver a bailee agreement in favor of Lenders in form and substance satisfactory to Lenders in their reasonable discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with any Lender’s right to sell any Collateral. Borrower shall provide written notice to each Lender within thirty (30) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lenders request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) each Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with its rights and remedies under this Agreement and the other Loan Documents.

5.3 [Reserved].

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000).

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to the Lenders (or to any Lender for the benefit of the Lenders) fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates specified in the financial statements. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements provided by the Borrower.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies each Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to pay off the pre-existing indebtedness owed by Borrower to VLL and VLL4 under (i) that certain Loan and Security Agreement dated as of December 1, 2004, between Borrower and VLL4, as amended, and (ii) that certain Loan and Security Agreement dated as of May 17, 2007, among Borrower, VLL4 and VLL, as amended, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Enterprise Coverage Ratio. As of the Funding Date of the Additional Term Loan, Borrower’s Enterprise Coverage Ratio shall not exceed the Maximum Enterprise Coverage Ratio.

6 AFFIRMATIVE COVENANTS

Borrower agrees in favor of Lenders that Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lenders in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to each Lender.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to each Lender: (i) as soon as available, but no later than twenty (20) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Lenders; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lenders in their reasonable discretion; (iii) as soon as available, but in any event before the end of each fiscal year of Borrower, Borrower’s financial projections for its next fiscal year as approved by Borrower’s Board of Directors; (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt, (v) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (vi) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) or more; (vii) prompt notice of any event that materially and adversely affects the value of the intellectual property; and (viii) budgets, sales projections, operating plans and other financial information reasonably requested by Lenders.

(b) Within twenty (20) days after the last day of each month, deliver to each Lender with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer, which shall include, without limitation, calculations showing compliance with the financial covenants set forth in this Agreement.

(c) Deliver to each Lender the items required, by the times specified, pursuant to Schedule 2 hereto.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify each Lender of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to each Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders. All property policies shall have a lender’s loss payable endorsement showing each Lender as the sole lender loss payees and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, each Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give each Lender at least twenty (20) days notice (ten (10) days in the case of cancellation due to nonpayment) before canceling, amending, or declining to renew its policy. At Lenders’ request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lenders’ option, be payable to Lenders on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Fifty Thousand Dollars ($50,000) with respect to any loss, but not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Lenders on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and each Lender, Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lenders deem prudent.

6.6 Collateral Accounts.

(a) Maintain a Designated Deposit Account with SVB. In addition, maintain all of its and all of its Subsidiaries’ operating and other deposit accounts, securities accounts, and any other accounts at which Borrower or its Subsidiaries maintain funds or investments (including without limitation any Collateral Accounts) with SVB and SVB’s Affiliates.

(b) Without limitation on Section 6.6(a) above, (i) provide Lenders five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or its Affiliates, and (ii) for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lenders’ Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of the Lenders.

(c) Notwithstanding anything to the contrary in this Section 6.6, (i) subsections “a” and “b” above shall not apply to (y) such accounts of Borrower’s Subsidiary EnteroMedics Europe Sárl maintained in Switzerland or (z) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lenders by Borrower as such, and (ii) Borrower shall have until the expiration of 90 days following the Effective Date to close or move to SVB or SVB’s Affiliates its and all of its Subsidiaries’ operating and other deposit accounts, securities accounts, and any other accounts at which Borrower or its Subsidiaries maintain funds or investments (including without limitation any Collateral Accounts) maintained other than at SVB or SVB’s Affiliates, and during such period Borrower shall not be required to provide a Control Agreement with respect to such accounts, provided that Borrower agrees never to have more than an aggregate of $6,000,000 (money and market value of securities, commodities or the like, as applicable) in such accounts.

6.7 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Liquidity Ratio. Prior to Borrower having received both aggregate net proceeds from New Capital Transactions of $12,000,000 and CE Mark certification for Borrower’s Maestro product for obesity, a ratio of (i) the sum of Borrower’s unrestricted cash and Cash Equivalents held with SVB and SVB’s Affiliates plus Borrower’s Eligible Accounts, divided by (ii) the aggregate outstanding principal amounts of the Term Loans, of not less than 1.00:1.00.

(b) Five Months Remaining Liquidity. As of the last day of each month ending after the date of the last to occur of Borrower receiving (i) aggregate net proceeds from New Capital Transactions of $12,000,000 and (ii) CE Mark certification for Borrower’s Maestro product for obesity, Five Months Remaining Liquidity.

6.8 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise each Lender in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, servicemark, copyright or mask work, then Borrower shall immediately provide written notice thereof to each Lender. Borrower shall promptly provide to each Lender copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lenders, upon reasonable notice and at reasonable times, without expense to Lenders, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against such Lender with respect to any Collateral or relating to Borrower.

6.10 Additional Capital Requirements. Receive after the Effective Date aggregate net proceeds from New Capital Transactions of at least $20,000,000, (a) not less than $10,000,000 of which shall be received by Borrower on or before June 30, 2009, and (b) the other $10,000,000 of which shall be received by Borrower on or before January 9, 2010, provided that such January 9, 2010 deadline shall be extended to March 31, 2010 if Borrower’s PMA filing for Borrower’s Maestro product with respect to obesity is filed with the FDA on or before December 31, 2009. Such proceeds shall be held in Collateral Accounts of Borrower maintained with SVB or SVB’s Affiliates until used in the ordinary course of Borrower’s business.

6.11 Further Assurances. Execute any further instruments and take further action as Lenders reasonably request to perfect or continue Lenders’ Lien in the Collateral or to effect the purposes of this Agreement. Deliver to each Lender, within ten (10) days after the same are sent or received, copies of all correspondence,

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reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7 NEGATIVE COVENANTS

Borrower agrees in favor of Lenders that Borrower shall not do any of the following without Lenders’ prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete furniture, fixtures and other Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) other ordinary course of business dispositions not exceeding $100,000 (valued at the higher of cost or fair market value) in any fiscal year.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or contemplated by the Borrower’s “June ‘08 update” that was emailed by Jody Dahlman to Ben Johnson on June 18, 2008, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) permit the existing Chief Executive Officer or Chief Financial Officer of the Borrower to cease to hold such position unless replaced within thirty (30) days with a person reasonably acceptable to the Lenders or (ii) permit or suffer any Change in Control. Borrower shall not, without at least thirty (30) days prior written notice to each Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than acquisitions of property where (a) total consideration including cash and the value of any non-cash consideration, for all such acquisitions does not in the aggregate exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower and (b) no Event of Default has occurred and is continuing or would exist after giving effect to the acquisitions. A Subsidiary may merge or consolidate into another Subsidiary.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted by the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, or 6.10 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process or otherwise, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with any Lender or any Lender Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of material portion Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a material adverse effect on Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon each Lender receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Lenders have not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Lenders be materially less advantageous to Borrower or any Guarantor;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to any Lender or to induce any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with any Lender, or any creditor that has signed such an agreement with any Lender breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of any Lender’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

8.11 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term, or any Governmental Approval shall be subject to any decision by a Governmental Authority that designates a hearing with respect to any application for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described above, and such decision or such revocation, rescission, suspension, modification or non-renewal causes, or could reasonably be expected to cause, a Material Adverse Change.

9 LENDERS’ RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Lenders may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lenders);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and any Lender;

(c) [Reserved];

(d) terminate any foreign exchange contracts among Borrower and any Lender;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lenders consider advisable, notify any Person owing Borrower money of Lenders’ security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts Lenders consider necessary or reasonable to protect the Collateral and/or Lenders’ security interest in the Collateral. Borrower shall assemble the Collateral if Lenders request and make it available as Lenders designate. Lenders may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to Lenders’ security interest and pay all expenses incurred. Borrower grants each Lender a license to enter and occupy any of Borrower’s premises, without charge, to exercise any of Lenders’ rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower any Lender holds, or (ii) amount held by any Lender owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lenders’ exercise of their rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to each Lender’s benefit;

(i) place a “hold” on any account maintained with any Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to any Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints each Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lenders determine reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of any Lender or a third party as the Code permits. Borrower hereby appoints each Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lenders’ security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and no Lender is under further obligation to make Credit Extensions hereunder. Lenders’ foregoing appointment as Borrower’s attorneys in fact, and all of Lenders’ rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ obligations to provide Credit Extensions terminate.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lenders may obtain such insurance or make such payment, and all amounts so paid by Lenders are Lender Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Lenders will make reasonable efforts to provide Borrower with notice of Lenders obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lenders are deemed an agreement to make similar payments in the future or Lenders’ waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Lenders shall allocate or apply any payments made by Borrower to any Lender or otherwise received by any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Lenders may apply any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, and may apply any set off, to the Obligations in such order as Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If Lenders, in their good faith business judgment, directly or indirectly enter into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lenders shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lenders of cash therefor.

9.5 Lender’s Liability for Collateral. So long as a Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of such Lender, such Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. No Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall waive, affect, or diminish any right of any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lenders and then is only effective for the specific instance and purpose for which it is given. Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Lenders have all rights and remedies provided under the Code, by law, or in equity. Any Lender’s exercise of one right or remedy is not an election, and Lenders’ waiver of any Event of Default is not a continuing waiver. No Lender’s delay in exercising any remedy is a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by any Lender on which Borrower is liable.

9.8 Agents. The Lenders may from time to time authorize, in writing (which writing may include, without limitation, any intercreditor agreement entered into among the Lenders) any one or more of the Lenders as Lenders’ agent(s) to perform any of the Lender’s obligations under the Loan Documents and/or to receive payments due to or effectuate or enforce any rights and remedies of Lenders under the Loan Documents, and upon such authorization the Lender so authorized shall have the authority to act for Lenders to the extent specified in such writing until such authority is revoked by the Lenders. For example (and not in limitation of the generality of the foregoing), the Lenders may authorize one of the Lenders to act as collateral agent for purposes of (a) perfecting the Lenders’ security interest in Collateral or (b) upon the occurrence of an Event of Default hereunder, acting for Lenders in collecting, taking possession of, or disposing of Collateral pursuant to Division 9 of the Code.

9.9 Shared Collateral, Payments and Proceeds. The Borrower acknowledges and agrees that, notwithstanding the fact that the obligations of the Lenders to make their respective Term Loans are several and not joint, the Term Loans and other Obligations owed to the Lenders are secured by the same Collateral, and that such Term Loans and other Obligations may, at the option of Lenders, be treated as if they were owed to a single secured party, or an agent for Lenders, for purposes of enforcing the Lenders’ rights and remedies. As examples (and not in limitation of the generality of the foregoing), for purposes of a disposition of Collateral under Division 9 of the Code, (a) Lenders or Lenders’ agent may, at the option of Lenders, credit bid the aggregate of the Term Loans and other Obligations owed to the Lenders, and (b) the Borrower may not exercise any right it may have to tender debt for purposes of redeeming Collateral by tendering less than the aggregate of the Term Loans and other Obligations owed to the Lenders. In addition, the Borrower acknowledges and agrees that the Lenders may agree among themselves pursuant to an intercreditor or other agreement that payments and proceeds received with respect to the Obligations and/or the Collateral may be allocated in a certain way among the Lenders and that, for this purpose, a payment or proceed received by one Lender may be delivered to another Lender for application to the Obligations owed that Lender and in furtherance thereof payments and proceeds may be applied and reversed and re-applied.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or facsimile number indicated below. Any Lender or Borrower may change its mailing or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	EnteroMedics Inc. 2800 Patton Road Saint Paul, MN 55113 Attn: David Brooks Fax: (651) 634-3212

with a copy to:	Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402 Attn: Chris Lenhart Fax: (612) 340-2643

If to SVB:	Silicon Valley Bank 301 Carlson Parkway, Suite 255 Minnetonka MN 55305 Attn: Ben Johnson Fax: (952) 475-8471

with a copy to:	Levy, Small & Lallas 815 Moraga Drive Los Angeles, CA 90049 Attn: William Wippich Fax: (310) 471-7990

If to HTF:	Compass Horizon Funding Company LLC 76 Batterson Park Road Farmington CT 06032 Attn: Legal Department Fax: (860) 676-8655

If to VLL:	Venture Lending & Leasing V, Inc. 2010 North First Street, Suite 310 San Jose, CA 95131 Attn: Chief Financial Officer Fax: (408) 436-8625

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of such Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lenders’ prior written consent (which may be granted or withheld in Lenders’ discretion). Each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold each Lender and each Lender’s directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing such Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between any Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by all Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify the Indemnified Persons shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, each Lender agrees to maintain the confidentiality of the information, but disclosure of information may be made: (a) to such Lender’s Subsidiaries or Affiliates (it being understood that the Subsidiaries or Affiliates to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to other Lenders; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the prospective transfering or selling Lender shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to such Lender’s regulators or as otherwise required in connection with such Lender’s examination or audit; (e) as such Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of such Lender so long as such service providers have executed a confidentiality agreement with such Lender with terms no less restrictive than those contained herein. For purposes of this Section 12.9, “confidential information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Confidential information does not include information that either: (i) is in the public domain or in such Lender’s possession when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender through no breach of this obligation by such Lender; or (ii) is disclosed to such Lender by a third party, if such Lender does not know that the third party is prohibited from disclosing the information.

In the event that a Lender is required by law or legal process (e.g. by deposition, interrogatory, request for information or documents, subpoena, civil investigation demand or similar process, but not including by requirements of disclosure to such Lender’s regulators or in connection with such Lender’s examination or audit) to disclose any confidential information, such Lender shall provide the Borrower with prompt notice, unless notice is prohibited by law, of any such requirement so that Borrower may seek a protective order or other appropriate remedy.

Each Lender may use confidential information (other than the Additional Reports provided pursuant to Schedule 2 hereto) for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as such Lender does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any of the parties hereto arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Draw Period” is the period of time beginning on the Effective Date and ending on the earlier to occur of (a) June 30, 2009, (b) the date on which Borrower gives notice of Borrower’s election to prepay the Term Loans pursuant to Section 2.1.1(f) (except that if the Additional Draw Period ends because of Borrower giving such a notice but the Borrower fails to prepay the Term Loans, the Additional Draw Period shall be reinstated provided that it has not otherwise ended pursuant to this definition), and (c) an Event of Default (except that if the Additional Draw Period ends because of an Event of Default but at a subsequent date no Event of Default exists (e.g., because of a written waiver of such Event of Default by the Lenders), the Additional Draw Period shall be reinstated provided that it has not otherwise ended pursuant to this definition).

“Additional Term Loan” is defined in Section 2.1.1(b).

“Additional Term Loan Warrant” is defined in Section 3.2(d).

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lenders, approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) that such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth in such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to each Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which SVB is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding securities.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan

Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment Percentages” are set forth in Schedule 1.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lenders pursuant to which Lenders obtain control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Term Loan or any other extension of credit by any Lender for Borrower’s benefit pursuant to any Loan Document.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300626746, maintained with SVB.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is the date the last of the Lenders executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business. Lenders reserve the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in Lenders’ good faith business judgment. Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Lenders, less any deductible, (ii) supported by letter(s) of credit acceptable to Lenders, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Lenders otherwise approve of in writing.;

(d) Accounts billed and payable outside of the United States unless the Lenders have a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise—sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(g) Accounts with credit balances over ninety (90) days from invoice date;

(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Lenders approve in writing;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Lenders and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Lenders, Borrower, and the Account Debtor have entered into an agreement acceptable to Lenders in Lenders’ sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p) [Reserved];

(q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts for which Lenders in Lenders’ good faith business judgment determines collection to be doubtful;

(v) Accounts for which the sales and other transactions underlying or giving rise to such Account do not comply in all material respects with all applicable laws and governmental rules and regulations;

(w) Accounts for which Borrower has knowledge of any actual or imminent Insolvency Proceeding of the Account Debtor; and

(x) Accounts for which any signature or endorsement on any document, instrument, or agreement relating thereto is not genuine, or for which any such document, instrument or agreement is not legally enforceable in accordance with its terms.

“Enterprise Coverage Milestone” is defined in Section 2.1.1.

“Enterprise Coverage Ratio” is, for any date, the ratio of (a) the aggregate of the Term Loan Commitment Amounts, divided by (b) the product of Borrower’s fully diluted number of shares of common stock outstanding on the Business Day immediately preceding such date times the average closing price for one share of such stock for the ten (10) Business Days immediately preceding such date.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Collateral” is defined on Exhibit A.

“Facility Agent” shall be SVB or its successor as agreed to by SVB and the other Lenders.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due with respect to each Term Loan on the earlier to occur of (a) the Term Loan Maturity Date, (b) the acceleration of such Term Loan, or (c) the prepayment of such Term Loan, equal to the Term Loan Commitment Amount with respect to such Term Loan multiplied by five percent (5.0%).

“Five Months Remaining Liquidity” shall mean that, for the date of determination, Borrower’s unrestricted cash and Cash Equivalents held with SVB and SVB’s Affiliates as of such date, equals or exceeds Borrower’s total operating expenses for the most recent five calendar month period ending prior to such date.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower, which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Draw Period” is the period of time beginning on the Effective Date and ending on the earlier to occur of (a) the expiration of six (6) Business Days thereafter, and (b) an Event of Default.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lender” and “Lenders” are defined in Section 2.1.1(i).

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of any Lender for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“LIBOR Margin” is defined in Section 2.3(a).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Secured Promissory Notes, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor for the benefit of any Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” means (a) a material impairment in the perfection or priority of any Lender’s Lien in the Collateral or in the value of the Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Lenders determine, based upon information available to them and in their reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Make-Whole Premium” shall mean, with respect to each Term Loan, an amount equal to the following percentage of the aggregate of all interest that would have been due with respect to such Term Loan had such Term Loan been repaid in all the installments provided for in Section 2.1.1(d), but was not so repaid as a consequence of a mandatory or permitted prepayment (as applicable) of the Term Loan: (a) 80% if at the time the Make-Whole Premium becomes due under the terms hereof Borrower has made twelve (12) regularly scheduled monthly payments of principal in accordance with Section 2.1.1(d), and (b) 100% if at the time the Make-Whole Premium becomes due under the terms hereof Borrower has not made twelve (12) regularly scheduled monthly payments of principal in accordance with Section 2.1.1(d).

“Maximum Enterprise Coverage Ratio” is an Enterprise Coverage Ratio equal to 4.00:10.00.

“New Capital Transaction” shall mean (a) an issuance or series of issuances of stock by Borrower or (b) the entering into an arrangement with another Person whereby such Person provides funds to Borrower to use in developing products, the terms of which do not violate any of the provisions hereof; that occurs after the Effective Date.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lender Expenses and other amounts Borrower owes any Lender now or later, whether under this Agreement or the Loan Documents, including, without limitation, any Make-Whole Premium, the Final Payments, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to any Lender, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is, with respect to a Lender and its Term Loan, a certificate from Borrower to such Lender, in form acceptable to the Lender, by which the Borrower instructs the Lender as to the disbursement of the Term Loan and confirms the Borrower’s representations and warranties in this Loan Agreement, the lack of any Event of Default, and the satisfaction of the conditions to the Term Loan.

“Payment Date” is the first day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness described in subparts (b)-(e) of the definition of Permitted Liens;

(g) Indebtedness, not exceeding $100,000 in the aggregate outstanding at any time, owed by Borrower to US Bank under the credit card program provided by US Bank to Borrower;

(h) Indebtedness owed by Borrower (or a Subsidiary of Borrower) to any Person providing property, casualty, liability, or other insurance to Borrower (or, in the case of Indebtedness owed by a Subsidiary of Borrower, to such Subsidiary), so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(i) other Indebtedness not exceeding $100,000 in the aggregate outstanding at any time; and

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Lenders;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Lenders have a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors, not exceeding $100,000 in the aggregate for the foregoing “i” and “ii” outstanding at any time; and

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that (i) they have no priority over any of the Lenders’ Liens and (ii) without limitation on “i” above, no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $100,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $100,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided they have no priority over any of the Lenders’ Liens;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lenders a security interest;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens securing Subordinated Debt if such liens are subordinated to the Liens in favor of Lenders pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lenders; and

(k) A Lien in favor of US Bank against a certificate of deposit or other cash equivalent of Borrower securing Borrower’s Indebtedness to US Bank, not exceeding $100,000 in the aggregate outstanding at any time, owed by Borrower to US Bank under the credit card program provided by US Bank to Borrower.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Secured Promissory Note” is defined in Section 2.1.1(h).

“Secured Promissory Note Record” is a record that may be maintained by each Lender with respect to its outstanding Term Loan and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lenders entered into between Lenders and the other creditor), on terms acceptable to Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Term Loan” is defined in Section 2.1.1.

“Term Loan Amortization Date” is defined in Section 2.1.1.

“Term Loan Commitment Amounts” are set forth in Schedule 1.

“Term Loan Maturity Date” is defined in Section 2.1.1.

“Transfer” is defined in Section 7.1.

“VLL4” is Venture Lending & Leasing IV, Inc.

“Warrants” are those certain Warrants to Purchase Stock of substantially even date executed by Borrower in favor of each Lender, and the Additional Term Loan Warrant. Notwithstanding the foregoing, Borrower acknowledges that VLL has assigned its rights to receive its Warrant to its parent, Venture Lending & Leasing V, LLC. In connection therewith, Borrower shall issue such Warrant directly to Venture Lending & Leasing V, LLC. Upon Borrower’s request, Borrower shall be furnished with a copy of the agreement by which VLL assigned its right to receive its Warrant to Venture Lending & Leasing V, LLC.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ENTEROMEDICS INC.		SILICON VALLEY BANK

By	/s/ Greg S. Lea	By	/s/ Benjamin Johnson
Name:	Greg S. Lea	Name:	Benjamin Johnson
Title:	Senior Vice President and Chief Financial Officer	Title:	Deal Team Leader

COMPASS HORIZON FUNDING COMPANY LLC		VENTURE LENDING & LEASING V, INC.

By: Horizon Technology Finance Management LLC, its adviser		By	/s/ Ronald Swenson
		Name:	Ronald Swenson
By	/s/ Robert D. Pomeroy, Jr.	Title:	Chief Executive Officer
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

Effective Date: November 18, 2008

EXHIBIT A

COLLATERAL

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, subject to part 2, below, the Collateral does not include any of the following, whether now owned or hereafter acquired (the “Excluded Collateral”): any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, (1) the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing, and (2) if Borrower shall ever fail to have Five Months Remaining Liquidity, the Collateral shall from that time forward be deemed to include the Excluded Collateral.

Pursuant to the terms of a certain negative pledge arrangement with the Lenders, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without the Lenders’ prior written consent.